Exhibit 99

Monmouth Real Estate Investment Corporation

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

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INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

FOR IMMEDIATE RELEASE	May 21, 2020
Contact: Becky Coleridge
732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN THE GREENSBORO, NC MSA

Holmdel, New Jersey…. May 21, 2020……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 286,281 square foot industrial building located at 6538 Judge Adams Road, Whitsett, NC at a purchase price of $47.6 million. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 39.3 acres.

Michael P. Landy, President and CEO, commented, “This marks our third high-quality acquisition thus far in fiscal 2020. In this period of unprecedented turbulence, the services of FedEx are essential in keeping supply chains moving and in delivering critically needed goods throughout the world. We are proud to be a major space provider for this remarkable company.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. We specialize in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants.  Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 117 properties, containing a total of approximately 23.3 million rentable square feet, geographically diversified across 30 states.

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